FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
DATE: February 4, 2016

MAXIMUS Reports First Quarter Results for Fiscal Year 2016

- Pending Change Order Shifts $8.6 Million of Revenue and $0.08 of Earnings From First Quarter to Second Quarter; Company Reiterates Full-Year Revenue and Earnings Guidance -

(RESTON, Va. - February 4, 2016) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three months ended December 31, 2015.

Highlights for the first quarter of fiscal year 2016 include:

•	Revenue growth of 19% to $556.7 million compared to the same period last year

•
Diluted earnings per share of $0.40, which reflect programs in the start-up phase and a pending change order. The change order shifted approximately $8.6 million of revenue and $0.08 of diluted earnings per share out of the first quarter and is expected to be signed in the second quarter, at which time the Company will record the revenue and income.

•	Year-to-date signed contract awards of $665 million and new contracts pending (awarded but unsigned) of $285 million at December 31, 2015

For the first quarter of fiscal 2016, revenue increased 19% (22% on a constant currency basis) to $556.7 million, compared to $467.0 million reported for the same period last year. The increase in revenue was primarily driven by the acquisitions of Acentia and Remploy and organic growth in the Health Services Segment. This growth was partially offset by a 3% decline from unfavorable foreign currency translation.

For the first quarter of fiscal 2016, net income attributable to MAXIMUS totaled $26.6 million, or $0.40 per diluted share. This compares to diluted earnings per share of $0.63 for the first quarter of fiscal 2015. Earnings per share were lower due to the expected impact from several programs in the start-up phase and the pending change order.

Both revenue and earnings were impacted by the pending change order with a client in the Health Services Segment. This resulted in $8.6 million of revenue and $0.08 of diluted earnings per share shifting out of the first quarter. The Company has already been performing the additional scope of work under the change order and therefore costs were incurred in the first quarter. The Company now expects to recognize revenue and income from the pending change order in its second fiscal quarter when it is expected to be signed.

“The pending change order shifts revenue and earnings out of our first quarter and we expect to sign it in our second fiscal quarter. Such a delay is commonplace in serving governments and the important aspect is that it has no impact on our full-year guidance and represents a meaningful expansion of work for a key customer that will represent future growth. We continue to be focused on progressing the several start-ups we have in progress to advance them to a normalized level and to contribute to our expected growth in the rest of our fiscal 2016 and beyond,” commented MAXIMUS CEO Richard A. Montoni.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

Health Services Segment
Health Services Segment revenue for the first quarter of fiscal 2016 increased 20% (22% on a constant currency basis) to $291.9 million, compared to $243.6 million reported for the same period last year. Operating income for the first quarter of fiscal 2016 totaled $26.8 million (9.2% operating margin), compared to $37.8 million (15.5% operating margin) for the same period last year.

The increase in revenue for the first quarter of fiscal 2016 was driven principally by new work, as well as the expansion of existing contracts. Operating margin for the first quarter of fiscal 2016 was lower compared to the prior-year period due to programs in the start-up phase and the pending change order. If the aforementioned change order had occurred in the first quarter of fiscal 2016, operating margin for the Health Services Segment would have been 11.8%. As expected, new programs in the start-up phase, including the Health Assessment Advisory Service and the Fit for Work program in the United Kingdom, also tempered operating margin in the quarter. As previously disclosed, the prior-year period benefitted from highly accretive change orders.

Montoni continued, “We are making meaningful, steady progress with the U.K. Health Assessment Advisory Service contract. The current, positive trends we are seeing are indicative of our forward momentum to increase our capacity and boost the number of completed assessments. We remain cautiously confident that we will have all the pieces in place to get our productivity at the appropriate levels by the end of summer 2016. We also remain on track with our longer-term goals to improve the customer journey, deliver timely and fair assessments, reduce waiting times, and bring about positive change to the program.”

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the first quarter of fiscal 2016 increased 35% to $145.3 million, compared to $107.7 million reported for the same period last year. Operating income for the first quarter totaled $10.7 million (7.4% operating margin), compared to $13.3 million (12.4% operating margin) for the same period last year.

Revenue growth for the first quarter of fiscal 2016 was driven by the Acentia acquisition, which was a solid contributor in the quarter. Revenue and operating margin were unfavorably impacted by the expected closure of one of the Company’s customer contact centers tied to the Federal Marketplace, as well as lower appeals and assessment volumes due, in part, to previously disclosed contracts that were lost through competitive rebid.

Human Services Segment
Human Services Segment revenue for the first quarter of fiscal 2016 increased 3% (11% on a constant currency basis) to $119.5 million, compared to $115.7 million for the same period last year. Operating income for the first quarter totaled $9.1 million (7.6% operating margin), compared to $16.2 million (14.0% operating margin) for the same period last year.

The increase in revenue for the first quarter was driven by the acquisition of Remploy, which helped offset the unfavorable impact of $9.4 million from foreign currency translation. As expected, operating margin for the first quarter was lower compared to the prior-year period due to decreased contributions from the Company’s international welfare-to-work operations, most notably the ongoing start-up of the new jobactive contract in Australia. In addition, the prior-year period also received the benefit of approximately $2.4 million in revenue and income from a contract extension, as previously disclosed.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

Sales and Pipeline
The Company had solid year-to-date signed contract awards at December 31, 2015 that totaled $664.8 million. New contracts pending (awarded but unsigned) totaled $285.3 million.

The sales pipeline at December 31, 2015 was $2.8 billion (consisting of approximately $199 million in proposals pending, $316 million in proposals in preparation, and $2.3 billion in opportunities tracking). This compares to a pipeline of $3.6 billion for the same period last year, which included $1.2 billion in rebids. The sales pipeline was down sequentially as a result of the conversion of opportunities into new awards, including the Texas Eligibility Support Services contract that was signed in December 2015.

The Company’s reported pipeline only reflects those opportunities where MAXIMUS expects that the request for proposal will be released within the next six months.

Balance Sheet and Cash Flows
Cash and cash equivalents at December 31, 2015 totaled $51.0 million, most of which was outside the United States. For the first quarter of fiscal 2016, cash provided by operating activities totaled $1.4 million, with negative free cash flow of $9.3 million.

At December 31, 2015, Days Sales Outstanding (DSOs) were within the Company’s expected range at 75 days, compared to 67 days for the prior quarter. The sequential increase in DSOs was due, in part, to timing of payments, as well as delayed payments in two states where budgets are not yet finalized.

On November 30, 2015, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On January 12, 2016, the Company announced a $0.045 per share cash dividend, payable on February 29, 2016 to shareholders of record on February 16, 2016.

During the first quarter of fiscal 2016, MAXIMUS repurchased approximately 543,000 shares of the Company’s common stock for $29.1 million (a weighted average price of $53.65). The Company currently has an estimated $139.4 million available for repurchases under its Board-authorized share repurchase program.

Outlook
MAXIMUS is reiterating its formal fiscal year 2016 guidance. The Company still expects revenue to range between $2.4 billion and $2.5 billion and GAAP diluted earnings per share to range between $2.40 and $2.70 for fiscal 2016. This guidance does not include any acquisitions or significant legal expenses or recoveries.

Website Presentation, Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, February 4, 2016, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through February 18, 2016 by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13629051

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 16,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, New Zealand, Saudi Arabia and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
This release refers to non-GAAP financial measures, including free cash flow, constant currency and days sales outstanding.

We have provided a reconciliation of free cash flow to cash provided by operating activities. We believe that free cash flow is a useful basis for investors to compare our performance across periods or against our competitors. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions.

To provide constant currency information, we calculate fiscal year 2016 revenue for all international businesses using the exchange rates used in the comparative period in fiscal year 2015. We believe constant currency provides a useful basis for assessing the performance of the business excluding the unpredictable effects of foreign exchange rate fluctuations.

Days sales outstanding, or DSO, is a measure of how efficiently we manage the billing and collection of our receivable balances. We calculate DSO by dividing billed and unbilled receivable balances at the end of each quarter by revenue per day for the period. Revenue per day for a quarter is determined by dividing total revenue by 91 days.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operating activities, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2015	2014

Revenue	$556,722	$467,043
Cost of revenue	446,507	347,776
Gross profit	110,215	119,267
Selling, general and administrative expenses	64,234	51,962
Amortization of intangible assets	3,149	1,474
Acquisition-related expenses	46	600
Operating income	42,786	65,231
Interest expense	989	—
Other income, net	1,131	901
Income before income taxes	42,928	66,132
Provision for income taxes	16,046	23,782
Net income	26,882	42,350
Income attributable to noncontrolling interests	273	489
Net income attributable to MAXIMUS	$26,609	$41,861

Basic earnings per share attributable to MAXIMUS	$0.40	$0.63

Diluted earnings per share attributable to MAXIMUS	$0.40	$0.63

Dividends paid per share	$0.045	$0.045

Weighted average shares outstanding:
Basic	65,954	65,935
Diluted	66,288	66,898

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2015	September 30, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$50,958	$74,672
Accounts receivable — billed and billable, net	425,159	396,177
Accounts receivable — unbilled	32,799	30,929
Prepaid expenses and other current assets	49,201	60,129
Total current assets	558,117	561,907
Property and equipment, net	138,131	137,830
Capitalized software, net	30,740	32,483
Goodwill	387,118	376,302
Intangible assets, net	99,600	102,358
Deferred contract costs, net	18,123	19,126
Deferred compensation plan assets	21,187	19,310
Deferred income taxes	11,077	11,058
Other assets	11,442	11,184
Total assets	$1,275,535	$1,271,558

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$161,905	$155,411
Accrued compensation and benefits	67,051	99,700
Deferred revenue	76,876	77,642
Income taxes payable	3,001	11,709
Long-term debt, current portion	340	356
Other liabilities	10,103	11,562
Total current liabilities	319,276	356,380
Deferred revenue, less current portion	50,714	52,954
Deferred income taxes	15,531	6,546
Long-term debt	244,955	210,618
Deferred compensation plan liabilities, less current portion	22,986	20,635
Other liabilities	9,331	8,726
Total liabilities	662,793	655,859

Total equity	612,742	615,699
Total liabilities and equity	$1,275,535	$1,271,558

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$26,882	$42,350
Adjustment to reconcile net income to net cash provided by op. activities:
Depreciation/amortization of property, equipment and cap. software	12,947	10,967
Amortization of intangible assets	3,149	1,474
Deferred income taxes	(499)	(925)
Stock compensation expense	4,332	3,966

Change in assets and liabilities:
Accounts receivable — billed and billable	(29,747)	(4,242)
Accounts receivable — unbilled	(1,853)	(4,314)
Prepaid expenses and other current assets	5,316	(221)
Deferred contract costs	764	(3,454)
Accounts payable and accrued liabilities	8,188	13,441
Accrued compensation and benefits	(21,383)	(23,901)
Deferred revenue	(2,886)	3,610
Income taxes	(3,043)	18,836
Other assets and liabilities	(801)	(993)
Cash provided by operating activities	1,366	56,594

Cash flows from investing activities:
Purchases of property and equipment	(9,693)	(12,754)
Capitalized software costs	(992)	(1,356)
Acquisition of businesses, net of cash acquired	(2,606)	—
Proceeds from note receivable	84	160
Cash used in investing activities	(13,207)	(13,950)

Cash flows from financing activities:
Cash dividends paid	(2,941)	(2,962)
Repurchases of common stock	(31,138)	(32,616)
Tax withholding related to RSU vesting	(11,553)	(12,337)
Borrowings under credit facility	47,070	—
Repayment of credit facility and other long-term debt	(12,721)	(39)
Cash used in financing activities	(11,283)	(47,954)

Effect of exchange rate changes on cash and cash equivalents	(590)	(3,606)

Net decrease in cash and cash equivalents	(23,714)	(8,916)

Cash and cash equivalents, beginning of period	74,672	158,112

Cash and cash equivalents, end of period	$50,958	$149,196

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2015	% (1)	2014	% (1)

Revenue:
Health Services	$291,903	100%	$243,570	100%
U.S. Federal Services	145,285	100%	107,729	100%
Human Services	119,534	100%	115,744	100%
Total	556,722	100%	$467,043	100%

Gross Profit:
Health Services	$51,972	17.8%	$59,847	24.6%
U.S. Federal Services	28,238	19.4%	25,568	23.7%
Human Services	30,005	25.1%	33,852	29.2%
Total	$110,215	19.8%	$119,267	25.5%

Selling, general, and administrative expense:
Health Services	$25,164	8.6%	$22,007	9%
U.S. Federal Services	17,522	12.1%	12,250	11.4%
Human Services	20,898	17.5%	17,700	15.3%
Other	650	NM	5	NM
Total	$64,234	11.5%	$51,962	11.1%

Operating income:
Health Services	26,808	9.2%	37,840	15.5%
U.S. Federal Services	10,716	7.4%	13,318	12.4%
Human Services	9,107	7.6%	16,152	14%
Amortization of intangible assets	(3,149)	NM	(1,474)	NM
Acquisition-related expenses (2)	(46)	NM	(600)	NM
Other	(650)	NM	(5)	NM
Total	$42,786	7.7%	$65,231	14%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2)
Acquisition-related expenses are costs directly incurred from the purchase of Assessments Australia in the first quarter of fiscal year 2016 and the purchase of Acentia in fiscal year 2015, as well as other transaction-related activity.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2015	2014
Cash provided by operating activities	$1,366	$56,594
Purchases of property and equipment	(9,693)	(12,754)
Capitalized software costs	(992)	(1,356)
Free cash flow	$(9,319)	$42,484

-XXX-

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM